AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT, made this 23rd day of October, 2008, by and between Saia, Inc., a Delaware corporation (“Saia”) and Herbert A. Trucksess III (the “Executive”).

WITNESSETH:

WHEREAS, Saia and the Executive entered into an Employment Agreement on November 20, 2002, as amended December 4, 2003 and December 7, 2006 (the “Agreement”); and

WHEREAS, the parties retained the right to amend the Agreement pursuant to Section 24 thereof; and

WHEREAS, the parties desire to amend certain provisions of the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, effective as of January 1, 2009, Section 8(f) of the Agreement is amended to read as follows:

(f)	During the period of 36 months beginning on the date of the Executive’s termination of employment, the Executive (and, if applicable under the applicable program, his spouse) shall remain covered by the employee benefit plans and programs that covered him immediately prior to his termination of employment as if he had remained in employment for such period; provided, however, that there shall be excluded for this purpose any plan or program providing payment for time not worked (including without limitation holiday, vacation, and long- and short-term disability). In the event that the Executive’s participation in any such employee benefit plan or program is barred (other than as provided herein), Saia shall arrange to provide the Executive with substantially similar benefits. Any medical insurance coverage for such three-year period pursuant to this subsection (f) shall become secondary upon the earlier of (i) the date on which the Executive begins to be covered by comparable medical coverage provided by a new employer, or (ii) the earliest date upon which the Executive becomes eligible for Medicare or a comparable Government insurance program. Notwithstanding the preceding, to the extent required to comply with Section 409A of the Code, in the event that any such employee benefit plans or programs constitute a reimbursement or in-kind benefit plan within the meaning of Section 409A of the Code (including, but not limited to, medical coverage that is provided under a self-insured medical expense reimbursement plan maintained by Saia, as defined in Section 105(h) of the Code), (a) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit hereunder during a calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year (subject, in the case of a self-insured medical expense reimbursement plan, to any applicable limit on the amount of medical expenses that may be reimbursed over some or all of the period hereunder), (b) the reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expenses were incurred, and (c) the right to reimbursement or in-kind benefits hereunder shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have executed this Amendment on the 23rd day of October, 2008.

EXECUTIVE	SAIA, INC.
/s/ Herbert A. Trucksess III	/s/ Richard D. O’Dell

Herbert A. Trucksess III	By:Richard D. O’Dell President and CEO
ATTEST
/s/ James A. Darby } By: James A. Darby /s/ James A. Darby

By: James A. Darby